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                                                                    EXHIBIT 21.1

                  name                      jurisdiction of incorporation
                  ----                      -----------------------------
         CoreChange Canada, Inc.            Canada
         CoreChange B.V.                    The Netherlands
         Corechange Svenska AB              Sweden
         Corechange Norge AS                Norway
         Corechange UK Limited              United Kingdom

Corechange (Canada), Inc. and Corechange B.V. are wholly owned subsidiaries of the registrant. The remaining subsidiaries are wholly owned subsidiaries of Corechange B.V.